CONSENT OF INDEPENDENT AUDITORS


We consent to incorporation by reference in the Registration Statements (Form S-8 No. 333-06579) pertaining to the Restated Stock Option and Incentive Award Plan and (Form S-8 No. 333-71882) pertaining to the Restated Non-Employee Director Stock Option
Plan of National Vision Associates, Ltd. of our report dated February 20, 1998, except for Note 10 as to which the date is July 25, 1998, with respect to the consolidated financial statements of Frame-n-Lens Optical, Inc. for the years ended December 29, 1996 and December 28, 1997 included in this
Form 8-K.


                                          /s/ Ernst & Young LLP

                                          Ernst & Young LLP


Los Angeles, California
October 12, 1998